EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Organization
ActivCard, S.A.	France
ActivCard, Inc.	California
ActivCard Europe S.A.	France
Safe Data System S.A.	France
ActivCard Asia Pte. Ltd.	Singapore
ActivCard Canada	Canada
ActivCard Japan K.K.	Japan
ActivCard Ireland Ltd.	Ireland
ActivCard South Africa Pty Ltd.	South Africa
ActivCard India	India
ActivCard GmbH	Germany
Authentic8 Corporation Ltd.	Ireland
Authentic8 Corporation International Ltd.	Ireland
Authentic8 Inc.	Delaware
Authentic8 Developments Pty Ltd.	Australia
Authentic8 Pty Ltd	Australia